Exhibit 99

Humana Reports Third Quarter 2012 Financial Results, Issues 2013 Guidance, and Announces CEO Transition and Recent Strategic Transactions

  Third quarter EPS of $2.62, above previous guidance
  Full-year 2012 EPS guidance raised to $7.25 to $7.35
  EPS guidance issued for 2013 of $7.60 to $7.80 including $0.30 per share in investment spending
  President Bruce Broussard to become CEO effective January 1, 2013
  Strategic transactions with Metropolitan Health, MCCI and Certify Data Systems

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 5, 2012--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended September 30, 2012 (3Q12) of $2.62, compared to $2.67 per share for the quarter ended September 30, 2011 (3Q11), above previous guidance of $2.00 to $2.10. For the nine months ended September 30, 2012 (YTD12) the company reported $6.27 in EPS compared to $7.24 for the nine months ended September 30, 2011 (YTD11).

Results for 3Q12 reflect the beneficial impact of certain Part D and operating expenses shifting from the previously expected 3Q12 timing to the fourth quarter 2012 as well as the beneficial impact of favorable prior-year medical claims reserve development of approximately $0.21 per share in 3Q12 compared to $0.13 per share for 3Q11.

YTD12 results primarily were due to lower year-over-year operating results in the Retail Segment, partially offset by improved operating results in the Health and Well-Being Services Segment, as described in the segment-level discussions below. YTD12 results included the beneficial impact of favorable prior-year medical claims reserve development of $0.39 per share as well as $0.18 per share in expenses related to the previously-disclosed settlement of a litigation matter. YTD11 included $0.57 per share from the beneficial impact of favorable prior-year medical claims reserve development.

The company now anticipates EPS of approximately $7.25 to $7.35 for the year ending December 31, 2012 (FY12) versus its previous estimate of $6.90 to $7.10, driven primarily by favorable prior-year medical claims reserve development and improved stand-alone Prescription Drug Plan (PDP) results.

Looking ahead to the year ending December 31, 2013 (FY13), the company projects EPS to be in the range of $7.60 to $7.80, a growth rate of 5 percent at the mid-point versus the mid-point of the company’s FY12 EPS guidance. Results for FY13 are expected to include approximately $0.30 per share as the company accelerates investments in integrated care delivery models in key markets to ready itself for the future health care environment.

“Our third-quarter results demonstrate that the issues which surfaced in the second quarter have stabilized,” said Bruce D. Broussard, President of Humana. “We believe our improving operations and continued Medicare membership growth, together with our integrated care delivery system investments, position Humana well for a dynamic future.”

Chief Executive Officer Transition

As disclosed in November 2011, Michael B. McCallister, Humana’s Chairman and Chief Executive Officer, plans to retire as the company’s Chief Executive Officer. The company’s Board of Directors has appointed Bruce D. Broussard, the company’s President since December 2011, to become President and Chief Executive Officer effective January 1, 2013, completing the company’s year-long transition plan for the CEO position. At that time, Mr. Broussard will also join the company’s Board of Directors and Mr. McCallister will become non-executive Chairman of the Board of Directors.

“Long-term, we believe the company is poised for further growth under the leadership of our incoming CEO, Bruce Broussard,” said McCallister. “Bruce’s focus, energy, and effectiveness have been amply displayed in his tenure as Humana’s president.”

Strategic Transactions

Humana announced the following transactions today, each a strategic step in the company’s continued development of an integrated care delivery model.

  Metropolitan Health Networks, Inc. (NYSE: MDF) – The company announced that it has entered into a definitive agreement to acquire Metropolitan Health Networks, Inc. (Metropolitan), a Medical Services Organization (MSO) that coordinates medical care for Medicare Advantage and Medicaid beneficiaries primarily in Florida. Under the terms of the agreement, Humana will pay $11.25 per share in cash to acquire all of the outstanding shares of Metropolitan and repay all outstanding debt for an estimated transaction value of approximately $850 million plus transaction costs. The transaction is subject to Metropolitan shareholder approval as well as expiration of the Hart-Scott-Rodino anti-trust waiting period and is expected to close by the end of the first quarter of 2013. Humana expects to finance this transaction with a combination of cash and debt.
  MCCI Holdings, L.L.C. – The company has acquired a non-controlling equity interest in MCCI Holdings, L.L.C. (MCCI), an MSO headquartered in Miami, Florida that coordinates medical care for Medicare Advantage and Medicaid beneficiaries primarily in Florida and Texas. Terms of the transaction were not disclosed.
  Certify Data Systems – The company has acquired Certify Data Systems (Certify), a pioneer in health information exchange (HIE) technology. Certify’s HealthLogixTM solution provides two-way sharing of clinical information across disparate electronic health-record systems, connecting healthcare providers and allowing them to share relevant patient health information in real-time. Terms of the transaction were not disclosed.

“Today we significantly advanced our strategy of aligning physician pay to quality through our investments in Metropolitan and MCCI. Combined with existing capabilities in our CAC and Concentra medical centers, Humana will soon employ or have strategic investments in medical practices that include nearly 2,300 physicians nationwide.” said Broussard. “The Certify acquisition furthers our integrated data platform through the real-time sharing of relevant health information at the point of care.

“Taken together, the three transactions we announced today unite key components of our integrated model, simplifying and enhancing our members’ health care experience.”

The company anticipates the cumulative impact of the transactions described above to be modestly accretive to its earnings for FY13 after giving effect to the related transaction costs.

Consolidated Highlights – Third Quarter 2012 Results

Revenues – 3Q12 consolidated revenues were $9.65 billion, an increase of 4 percent from $9.30 billion in 3Q11, with total premiums and services revenue also up 4 percent compared to the prior year’s quarter. The year-over-year increase in consolidated revenues was primarily due to related increases in the Retail and Employer Group segments primarily driven by higher average individual and group Medicare membership. These increases were partially offset by the company’s new South Region TRICARE contract being accounted for as self-funded versus fully-insured for the previous contract. This new contract became effective on April 1, 2012.

YTD12 consolidated revenues increased 6 percent to $29.57 billion from $27.78 billion in YTD11 with total premiums and services revenue also up 6 percent compared to the prior year’s period, driven primarily by the same factors as the third quarter year-over-year increase.

Benefit expenses – The 3Q12 consolidated benefit ratio (benefit expenses as a percent of premiums) of 82.2 percent increased by 150 basis points from 80.7 percent for the prior year’s quarter due primarily to higher year-over-year benefit ratios for the Retail and Employer Group segments. These increases were partially offset by a decrease in the impact of the benefit ratio for Other Businesses primarily due to the transition to the new administrative services only (ASO) South Region TRICARE contract on April 1, 2012.

The consolidated benefit ratio for YTD12 of 83.7 percent increased by 150 basis points from the YTD11 consolidated benefit ratio of 82.2 percent primarily due to the same factors impacting the year-over-year change for the third quarter.

Operating costs – The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 14.7 percent for 3Q12 compares to 14.8 percent in 3Q11 primarily reflecting substantially improved operating leverage nearly offset by the impact of the accounting for the company’s new South Region TRICARE contract in the company’s Other Businesses.

The YTD12 consolidated operating cost ratio of 14.3 percent increased by 40 basis points from that for YTD11 of 13.9 percent as the negative impact of the accounting for the company’s new South Region TRICARE contract was partially offset by improvements in operating leverage.

Retail Segment Highlights

Pretax results:

  Retail Segment pretax income of $424 million in 3Q12 decreased by $117 million from $541 million in 3Q11. For YTD12, pretax earnings for the Retail Segment of $906 million decreased by $355 million versus YTD11 pretax earnings for the segment of $1.26 billion. These decreases were primarily driven by year-over-year increases in the segment’s benefit ratios during 3Q12 and YTD12.

  Pretax income for the Retail Segment also included the beneficial impact of favorable prior-year medical claims reserve development of approximately $38 million in 3Q12 compared to $32 million in 3Q11. YTD12 pretax income included the beneficial impact of favorable prior-year medical claims reserve development of $95 million compared to $104 million in YTD11.

Enrollment:

  Individual Medicare Advantage membership was 1,911,800 at September 30, 2012, an increase of 298,400 members, or 18 percent from 1,613,400 at September 30, 2011 primarily due to a successful enrollment season associated with the 2012 plan year as well as age-in enrollment throughout the year. Individual Medicare Advantage membership has increased 271,500, or 17 percent, through September 30, 2012 from 1,640,300 at December 31, 2011.
  The individual Medicare Advantage membership changes described above include 12,100 members associated with the acquisition of MD Care effective December 30, 2011 and 62,600 members from the acquisition of Arcadian Management Services, Inc. (Arcadian) effective March 31, 2012. As previously announced, the company expects to divest approximately 12,600 members acquired with Arcadian effective January 1, 2013 in accordance with the company’s previously disclosed agreement with the United States Department of Justice.
  Membership in the company’s individual stand-alone PDPs was 2,947,200 at September 30, 2012, up 469,100, or 19 percent, compared to 2,478,100 at September 30, 2011 and up 406,800, or 16 percent, from 2,540,400 at December 31, 2011. These increases resulted primarily from growth in the company’s Humana-Walmart plan offering.
  HumanaOne® medical membership increased to 443,400 at September 30, 2012, an increase of 19,400, or 5 percent, from 424,000 at September 30, 2011 and an increase of 9,800, or 2 percent, from 433,600 at December 31, 2011.
  Membership in individual specialty products(a) of 940,800 at September 30, 2012 increased by 185,200, or 25 percent, from 755,600 at September 30, 2011 and up 158,300, or 20 percent, from 782,500 at December 31, 2011. Both the sequential and year-over-year increases were primarily driven by increased sales in dental offerings.

Premiums and services revenue:

  3Q12 premiums and services revenue for the Retail Segment was $6.14 billion, an increase of 14 percent from $5.40 billion in 3Q11. The increase was primarily the result of year-over-year membership growth for individual Medicare Advantage plans.

Benefit expenses:

  The 3Q12 benefit ratio for the Retail Segment was 82.3 percent, an increase of 360 basis points from 78.7 percent in 3Q11. The increase was primarily driven by a higher Medicare Advantage benefit ratio associated with new members and increased outpatient utilization for both new and existing members.
  Retail Segment prior-year favorable medical claims reserve development lowered the related benefit ratios by 60 basis points in both 3Q12 and 3Q11.

Operating costs:

  The Retail Segment’s operating cost ratio of 10.7 percent in 3Q12 decreased 50 basis points from 11.2 percent in 3Q11 reflecting cost efficiencies resulting from higher membership together with the company’s continued focus on operating cost efficiencies.

Employer Group Segment Highlights

Pretax results:

  Employer Group Segment pretax income of $43 million in 3Q12 compares to $46 million in 3Q11. For YTD12, pretax earnings for the Employer Group Segment of $278 million decreased by $15 million versus YTD11 pretax earnings for the segment of $293 million. These decreases primarily reflected year-over-year increases in this segment’s benefit ratio partially offset by lower operating cost ratios.
  Pretax income for the Employer Group Segment also included the beneficial impact of favorable prior-year medical claims reserve development of approximately $14 million in 3Q12 compared to $9 million in 3Q11. YTD12 pretax income included $4 million in unfavorable prior-year medical claims reserve development versus the beneficial impact of $42 million in favorable medical claims reserve development in YTD11.

Enrollment:

  Group Medicare Advantage membership was 395,700 at September 30, 2012, an increase of 80,200 members, or 25 percent, from 315,500 at September 30, 2011, and an increase of 77,500, or 24 percent, from 318,200 at December 31, 2011.
  Group fully-insured commercial medical membership increased to 1,204,500 at September 30, 2012, an increase of 23,200, or 2 percent, from 1,181,300 at September 30, 2011, and an increase of 24,300, or 2 percent, from 1,180,200 at December 31, 2011. Third quarter year-over-year and year-to-date changes primarily reflected growth in small group membership being partially offset by declines in large group business.
  Group ASO commercial medical membership was 1,231,100 at September 30, 2012, a decrease of 55,900, or 4 percent, from 1,287,000 at September 30, 2011, and a decrease of 61,200, or 5 percent, from 1,292,300 at December 31, 2011. This decline reflected a continuation of discipline in pricing services for self-funded accounts amid a highly competitive environment.
  Membership in Employer Group specialty products(a) of 7,088,600 at September 30, 2012 increased 10 percent from 6,419,300 at September 30, 2011, and increased 556,000, or 9 percent, from 6,532,600 at December 31, 2011. Membership increases were primarily due to increased cross-sales of the company’s specialty products to its medical membership and growth in stand-alone specialty product sales.

Premiums and services revenue:

  3Q12 premiums and services revenue for the Employer Group Segment were $2.64 billion, an increase of $325 million, or 14 percent, from $2.32 billion in 3Q11 due primarily to the result of increased group Medicare Advantage membership year-over-year.

Benefit expenses:

  3Q12 benefit ratio for the Employer Group Segment was 85.3 percent, an increase of 180 basis points, from 83.5 percent for 3Q11. The year-over-year increase in the benefit ratio due to higher average group Medicare membership year-over-year. Group Medicare benefit plans generally carry a higher benefit ratio than commercial group medical products.
  Employer Group Segment prior-year favorable medical claims reserve development lowered the related benefit ratios by 60 basis points in 3Q12 and 40 basis points in 3Q11.

Operating costs:

  The Employer Group Segment’s operating cost ratio of 15.6 percent in 3Q12 improved 190 basis points from 17.5 percent in 3Q11 reflecting increased year-over-year membership in the company’s group Medicare Advantage products (which generally carry a lower operating cost ratio than the company’s fully-insured commercial group products) as well as savings associated with operating cost reduction initiatives.

Health and Well-Being Services Segment Highlights

Pretax results:

  Health and Well-Being Services Segment pretax income of $148 million in 3Q12 compared to $83 million in 3Q11. For YTD12, pretax earnings for the Health and Well-Being Services Segment of $411 million increased by $143 million versus YTD11 pretax earnings for the segment of $268 million. These increases primarily reflected growth in the company’s pharmacy solutions business, including higher script volumes within the company’s RightSourceRx® mail-order pharmacy.

Script volume:

  Script volumes for the Retail and Employer Group Segments’ membership increased to approximately 60 million in 3Q12, up 8 million, or 15 percent, versus 3Q11 scripts of approximately 52 million. The year-over-year increase primarily reflects growth associated with higher average medical membership for 3Q12 than in 3Q11 together with an increase in mail order penetration for the company’s medical membership year over year.

Services revenue:

  Services revenue of $3.20 billion in 3Q12 for the Health and Well-Being Services Segment increased 13 percent from $2.83 billion in 3Q11. This increase was primarily driven by growth in the company’s Medicare Advantage membership, who use the company’s pharmacy benefit management services under its health plan offerings, as well as higher script volumes for RightSourceRx mail-order pharmacy by the company’s membership across all product lines.

Operating costs:

  The Health and Well-Being Services Segment’s operating cost ratio of 94.6 percent in 3Q12 decreased 170 basis points from 96.3 percent in 3Q11. The decrease primarily reflects better operating cost leverage associated with higher script volumes in the company’s RightSourceRx mail-order pharmacy.

Other Businesses Highlights

  On April 1, 2012, the company’s new South Region TRICARE contract became effective with the Department of Defense (DoD). The company’s new contract is structured similar to self-funded products versus a fully-insured structure for the company’s previous South Region TRICARE contract with the DoD. This change resulted in significant volatility in year-over-year comparisons for the company’s Other Businesses during 3Q12 and YTD12.

Balance Sheet

  At September 30, 2012, the company had cash, cash equivalents, and investment securities of $11.26 billion, a decrease of $2.28 billion, or 17 percent, from $13.53 billion at June 30, 2012 primarily driven by the timing of the Medicare premium payment from the Centers for Medicare and Medicaid Services (CMS).
  Parent company cash and short-term investments of $522 million at September 30, 2012 decreased $758 million from $1.28 billion at June 30, 2012 primarily due to the 3Q12 share repurchase activity and cash dividends paid to stockholders during 3Q12. Completion of the SeniorBridge and certain other smaller acquisitions also contributed to the sequential decline in parent company cash and investments during 3Q12.

  Days in claims payable were 51.6 at September 30, 2012, up slightly from 51.0 at June 30, 2012.
  Debt-to-total capitalization at September 30, 2012 was 15.7 percent, down 40 basis points compared to 16.1 percent at June 30, 2012 primarily driven by higher capitalization associated with 3Q12 earnings.

Cash Flows from Operations

  Cash flows used in operations for 3Q12 of $1.33 billion compared to cash flows provided by operations of $2.92 billion in 3Q11. Cash flows provided by operations for YTD12 totaled $1.72 billion compared to $3.88 billion in YTD11. The company also evaluates operating cash flows on a non-GAAP basis:

Net cash (used in) provided by operating activities (in millions)	3Q12 Cash Flows	3Q11 Cash Flows	YTD12 Cash Flows	YTD11 Cash Flows
GAAP	($1,334)	$2,919	$1,718	$3,876
Timing of premium payment from CMS (b)	2,133	(1,796)	-	(1,796)
Non-GAAP (c)	$799	$1,123	$1,718	$2,080

The year-over-year decrease in the non-GAAP cash flows from operations is due to the negative effect on cash flows of changes in working capital accounts combined with lower net income year over year.

Share Repurchase Program

  During 3Q12, the company executed share repurchases of $234.3 million, or approximately 3,523,900 of its outstanding shares, at an average price per share of $66.50. As of November 5, 2012, approximately $640 million of the $1 billion April 2012 share repurchase authorization remained, with an expiration date of June 30, 2014.

Footnotes

(a)	The company provides a full range of insured specialty products including dental, vision and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

(b)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives this payment at the end of the previous month. Therefore the year-to-date 2012 period included nine monthly Medicare payments compared to ten monthly Medicare payments during the 2011 period.

(c)	The Company has included certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) in its summary of financial results within this earnings press release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Biennial Investor Meeting

Humana plans to host its biennial Investor Meeting on November 13, 2012 beginning at 8:30 a.m. eastern time. That meeting will be available to the media and general public via webcast. The company anticipates publishing a detailed agenda for the Investor Meeting no later than November 12, 2012.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

  If Humana does not design and price its products properly and competitively, if the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefit expenses are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in payment patterns and medical cost trends.
  If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in the Medicare business.
  If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.
  Humana’s business may be materially adversely impacted by CMS’s adoption of a new coding set for diagnoses.
  Humana is involved in various legal actions and governmental and internal investigations, including without limitation, an ongoing internal investigation and litigation and government requests for information related to certain aspects of its Florida subsidiary operations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could increase the company’s cost of doing business.
  As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs.
  Recently enacted health insurance reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company's medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products (and particularly how the ratio may apply to Medicare plans, including aggregation, credibility thresholds, and its possible application to prescription drug plans), lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible federal premium tax and other assessments; financial position, including the company's ability to maintain the value of its goodwill; and cash flows. In addition, if the new non-deductible federal premium tax and other assessments, including a three-year commercial reinsurance fee, were imposed as enacted, and if Humana is unable to adjust its business model to address these new taxes and assessments, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible federal premium tax and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.
  Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.
  Any failure to manage operating costs could hamper Humana’s profitability.
  Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.

  If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
  Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
  Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
  If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
  Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.
  Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
  Changes in economic conditions could adversely affect Humana’s business and results of operations.
  The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
  Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

  Form 10-K for the year ended December 31, 2011;
  Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;
  Form 8-Ks filed during 2012.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information

Humana Inc. – Earnings Guidance Points as of November 5, 2012

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31,		Comments Excludes the pending acquisition of Metropolitan Health Networks, Inc.
	2012	2013
Diluted earnings per common share (EPS)			2013 includes approximately $0.30 per share in investment spending
Full Year	$7.25 to $7.35	$7.60 to $7.80
Revenues
Consolidated	$39.0 billion to $39.5 billion	$40.8 billion to $41.3 billion	Includes expected investment income of approximately $385 million for 2012 and in the range of $365 million to $385 million for 2013

Retail Segment	$24.5 billion to $25.0 billion	$26.25 billion to $26.75 billion	Segment-level revenues include intersegment amounts that eliminate in consolidation
Employer Group Segment	$10.5 billion to $11.0 billion	$11.0 billion to $11.5 billion
Health and Well-Being Services Segment	$13.1 billion to $13.3 billion	$17.5 billion to $18.0 billion
Other Businesses	$2.50 billion to $2.75 billion	$1.8 billion to $2.1 billion
Ending medical membership versus prior year end

Includes the January 1, 2013 disposition of
  12,600 Medicare Advantage members
  acquired in the March 2012 Arcadian
  transaction in accordance with the
  company’s previously disclosed agreement
  with the United States Department of
  Justice.

Retail Segment
Medicare Advantage	Up 270,000 to 280,000	Up 100,000 to 120,000
Medicare stand-alone PDPs	Up 440,000 to 460,000	Up 125,000 to 175,000
HumanaOne	Up 5,000 to 10,000	Down approximately 45,000
Medicare Supplement	Up 15,000 to 25,000	Up 15,000 to 25,000
Employer Group Segment
Medicare Advantage	Up approximately 80,000	Up approximately 20,000
Commercial Fully-Insured	Up approximately 30,000	Down 5,000 to 20,000
Commercial ASO	Down 50,000 to 60,000	Down 25,000 to 45,000
Benefit ratios			Benefit expenses as a percent of premiums
Retail Segment	84.0% to 84.5%	84.0% to 84.5%
Employer Group Segment	84.0% to 85.0%	85.0% to 86.0%
Operating cost ratios			Consolidated operating costs as a percent of total revenues excluding investment income
Consolidated	14.75% to 15.25%	15.0% to 15.5%
Health & Well-Being Services Segment	95.25% to 95.75%	96.25% to 96.75%
Consolidated depreciation and amortization			Certain D&A is included in benefits expense on
Income statement	$290 million to $310 million	$330 million to $350 million	the income statement but shown as a non-
Cash flows statement	$330 million to $345 million	$380 million to $400 million	cash item on the cash flows statement
Consolidated interest expense	Approximately $105 million	Approximately $105 million
Detailed pretax results			Segment-level pretax results and margins include the impact of net investment income
Retail Segment	$1.10 billion to $1.15 billion 4.5% to 4.7%	$1.29 billion to $1.33 billion Approximately 5% pretax margin
Employer Group Segment	$200 million to $210 million Approximately 2% pretax margin	$100 million to $150 million 1.0% to 1.2% pretax margin
Health & Well-Being Services Segment	$510 million to $520 million 3.75% to 4.25% pretax margin	$460 million to $510 million 2.5% to 3.0% pretax margin
Effective Tax Rate	Approximately 36.8%	Approximately 37%
Diluted shares	Approximately 163.5 million	Approximately 161.5 million	Projections exclude the impact of future share repurchases
Cash flows from operations	$1.7 billion to $1.9 billion	$1.8 billion to $2.0 billion
Capital expenditures	Approximately $400 million	$425 million to $450 million

Key Assumptions Affecting 2013 Guidance*		*	Expectation mid-points used for simplicity
Dollars in millions except per share amounts
	Pretax Income
	Retail Segment	Employer Group Segment	Health & Well- Being Services Segment	Other Businesses and Corporate	Consolidated	EPS
FY12 Guidance	$1,125	$205	$515	$45	$1,890	$7.30
Changes in operating margins	150	(90)	-	(30)	30	0.12
Changes in membership and volume levels	25	10	45	-	80	0.31
Non-recurrence of 2Q12 litigation settlement	-	-	-	46	46	0.18
Subtotal	$1,300	$125	$560	$61	$2,046
Change in share count and tax rate						0.09
Subtotal						$8.00
Investments in integrated care delivery models	-	-	(75)	-	(75)	(0.30)
FY13 Guidance	$1,300	$125	$485	$61	$1,971	$ 7.70

Humana Inc.
Statistical Schedules
And
Supplementary Information
3Q12 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
3Q12 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income
S-5-6	Quarterly Segment Financial Information
S-7-8	YTD Segment Financial Information
S-9	Consolidated Balance Sheets
S-10-11	Consolidated Statements of Cash Flows
S-12	Key Income Statement Ratios and Segment Operating Results
S-13	Pharmacy Statistics
S-14	Membership Detail
S-15-16	Premiums and Services Revenue Detail
S-17	Medicare Summary
S-18	Investments
S-19-21	Benefits Payable
S-22	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In millions, except per common share results

	Three Months Ended September 30,
			Dollar	Percentage
	2012	2011	Change	Change
Revenues:
Premiums	$9,088	$8,852	$236	2.7%
Services	467	356	111	31.2%
Investment income	96	93	3	3.2%
Total revenues	9,651	9,301	350	3.8%
Operating expenses:
Benefits	7,467	7,147	320	4.5%
Operating costs	1,408	1,361	47	3.5%
Depreciation and amortization	75	67	8	11.9%
Total operating expenses	8,950	8,575	375	4.4%
Income from operations	701	726	(25)	-3.4%
Interest expense	26	27	(1)	-3.7%
Income before income taxes	675	699	(24)	-3.4%
Provision for income taxes	249	254	(5)	-2.0%
Net income	$426	$445	$(19)	-4.3%

Basic earnings per common share	$2.65	$2.71	$(0.06)	-2.2%
Diluted earnings per common share	$2.62	$2.67	$(0.05)	-1.9%

Shares used in computing basic earnings per common share (000's)	160,639	164,121
Shares used in computing diluted earnings per common share (000's)	162,418	166,580

S-3

Humana Inc.
Consolidated Statements of Income
In millions, except per common share results

	Nine Months Ended September 30,
			Dollar	Percentage
	2012	2011	Change	Change
Revenues:
Premiums	$28,029	$26,468	$1,561	5.9%
Services	1,251	1,035	216	20.9%
Investment income	289	273	16	5.9%
Total revenues	29,569	27,776	1,793	6.5%
Operating expenses:
Benefits	23,469	21,761	1,708	7.8%
Operating costs	4,175	3,810	365	9.6%
Depreciation and amortization	218	201	17	8.5%
Total operating expenses	27,862	25,772	2,090	8.1%
Income from operations	1,707	2,004	(297)	-14.8%
Interest expense	78	82	(4)	-4.9%
Income before income taxes	1,629	1,922	(293)	-15.2%
Provision for income taxes	599	702	(103)	-14.7%
Net income	$1,030	$1,220	$(190)	-15.6%

Basic earnings per common share	$6.34	$7.34	$(1.00)	-13.6%
Diluted earnings per common share	$6.27	$7.24	$(0.97)	-13.4%

Shares used in computing basic earnings per common share (000's)	162,391	166,138
Shares used in computing diluted earnings per common share (000's)	164,382	168,558

S-4

Humana Inc.
3Q12 Segment Financial Information
In millions
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$5,203	$1,023	$-	$-	$-	$6,226
Medicare stand-alone PDP	635	2	-	64	-	701
Total Medicare	5,838	1,025	-	64	-	6,927
Fully-insured	255	1,256	-	-	-	1,511
Specialty	45	271	-	-	-	316
Military services	-	-	-	69	-	69
Medicaid and other (A)	-	-	-	265	-	265
Total premiums	6,138	2,552	-	398	-	9,088
Services revenue:
Provider	-	-	271	-	-	271
ASO and other (B)	6	88	-	99	-	193
Pharmacy	-	-	3	-	-	3
Total services revenue	6	88	274	99	-	467
Total revenues - external customers	6,144	2,640	274	497	-	9,555

Intersegment revenues
Services	1	3	2,324	-	(2,328)	-
Products	-	-	602	-	(602)	-
Total intersegment revenues	1	3	2,926	-	(2,930)	-
Investment income	19	11	-	14	52	96
Total revenues	6,164	2,654	3,200	511	(2,878)	9,651

Operating expenses:
Benefits	5,049	2,178	-	332	(92)	7,467
Operating costs	658	413	3,028	125	(2,816)	1,408
Depreciation and amortization	33	20	24	4	(6)	75
Total operating expenses	5,740	2,611	3,052	461	(2,914)	8,950
Income from operations	424	43	148	50	36	701
Interest expense	-	-	-	-	26	26
Income before income taxes	$424	$43	$148	$50	$10	$675

Benefit ratio	82.3%	85.3%		83.4%		82.2%
Operating cost ratio (C)	10.7%	15.6%	94.6%	25.2%		14.7%

S-5

Humana Inc.
3Q11 Segment Financial Information
In millions
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$4,566	$803	$-	$-	$-	$5,369
Medicare stand-alone PDP	579	2	-	43	-	624
Total Medicare	5,145	805	-	43	-	5,993
Fully-insured	221	1,185	-	-	-	1,406
Specialty	33	235	-	-	-	268
Military services	-	-	-	944	-	944
Medicaid and other (A)	-	-	-	241	-	241
Total premiums	5,399	2,225	-	1,228	-	8,852
Services revenue:
Provider	-	-	233	-	-	233
ASO and other (B)	5	89	-	26	-	120
Pharmacy	-	-	3	-	-	3
Total services revenue	5	89	236	26	-	356
Total revenues - external customers	5,404	2,314	236	1,254	-	9,208

Intersegment revenues
Services	-	4	2,130	-	(2,134)	-
Products	-	-	461	-	(461)	-
Total intersegment revenues	-	4	2,591	-	(2,595)	-
Investment income	19	12	-	15	47	93
Total revenues	5,423	2,330	2,827	1,269	(2,548)	9,301

Operating expenses:
Benefits	4,249	1,857	-	1,117	(76)	7,147
Operating costs	603	406	2,723	121	(2,492)	1,361
Depreciation and amortization	30	21	21	2	(7)	67
Total operating expenses	4,882	2,284	2,744	1,240	(2,575)	8,575
Income from operations	541	46	83	29	27	726
Interest expense	-	-	-	-	27	27
Income before income taxes	$541	$46	$83	$29	$-	$699

Benefit ratio	78.7%	83.5%		91.0%		80.7%
Operating cost ratio (C)	11.2%	17.5%	96.3%	9.6%		14.8%

S-6

Humana Inc.
YTD12 Segment Financial Information
In millions
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$15,604	$3,059	$-	$-	$-	$18,663
Medicare stand-alone PDP	1,967	6	-	203	-	2,176
Total Medicare	17,571	3,065	-	203	-	20,839
Fully-insured	749	3,745	-	-	-	4,494
Specialty	125	793	-	-	-	918
Military services	-	-	-	1,006	-	1,006
Medicaid and other (A)	-	-	-	772	-	772
Total premiums	18,445	7,603	-	1,981	-	28,029
Services revenue:
Provider	-	-	749	-	-	749
ASO and other (B)	17	266	-	208	-	491
Pharmacy	-	-	11	-	-	11
Total services revenue	17	266	760	208	-	1,251
Total revenues - external customers	18,462	7,869	760	2,189	-	29,280

Intersegment revenues
Services	2	11	7,187	-	(7,200)	-
Products	-	-	1,777	-	(1,777)	-
Total intersegment revenues	2	11	8,964	-	(8,977)	-
Investment income	58	31	-	43	157	289
Total revenues	18,522	7,911	9,724	2,232	(8,820)	29,569

Operating expenses:
Benefits	15,609	6,316	-	1,844	(300)	23,469
Operating costs	1,911	1,257	9,246	364	(8,603)	4,175
Depreciation and amortization	96	60	67	12	(17)	218
Total operating expenses	17,616	7,633	9,313	2,220	(8,920)	27,862
Income from operations	906	278	411	12	100	1,707
Interest expense	-	-	-	-	78	78
Income before income taxes	$906	$278	$411	$12	$22	$1,629

Benefit ratio	84.6%	83.1%		93.1%		83.7%
Operating cost ratio (C)	10.3%	16.0%	95.1%	16.6%		14.3%

S-7

Humana Inc.
YTD11 Segment Financial Information
In millions
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$13,646	$2,363	$-	$-	$-	$16,009
Medicare stand-alone PDP	1,737	6	-	196	-	1,939
Total Medicare	15,383	2,369	-	196	-	17,948
Fully-insured	628	3,601	-	-	-	4,229
Specialty	89	698	-	-	-	787
Military services	-	-	-	2,802	-	2,802
Medicaid and other (A)	-	-	-	702	-	702
Total premiums	16,100	6,668	-	3,700	-	26,468
Services revenue:
Provider	-	-	670	-	-	670
ASO and other (B)	12	269	-	76	-	357
Pharmacy	-	-	8	-	-	8
Total services revenue	12	269	678	76	-	1,035
Total revenues - external customers	16,112	6,937	678	3,776	-	27,503

Intersegment revenues
Services	-	10	6,325	-	(6,335)	-
Products	-	-	1,330	-	(1,330)	-
Total intersegment revenues	-	10	7,655	-	(7,665)	-
Investment income	57	36	-	40	140	273
Total revenues	16,169	6,983	8,333	3,816	(7,525)	27,776

Operating expenses:
Benefits	13,193	5,409	-	3,375	(216)	21,761
Operating costs	1,626	1,217	8,004	351	(7,388)	3,810
Depreciation and amortization	89	64	61	7	(20)	201
Total operating expenses	14,908	6,690	8,065	3,733	(7,624)	25,772
Income from operations	1,261	293	268	83	99	2,004
Interest expense	-	-	-	-	82	82
Income before income taxes	$1,261	$293	$268	$83	$17	$1,922

Benefit ratio	81.9%	81.1%		91.2%		82.2%
Operating cost ratio (C)	10.1%	17.5%	96.1%	9.3%		13.9%

S-8

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts
	September 30,	December 31,	Sequential Change
	2012	2011	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,363	$1,377
Investment securities	8,058	7,743
Receivables, net	642	1,034
Other	1,615	1,027
Total current assets	11,678	11,181	$497	4.4%

Property and equipment, net	1,034	912
Long-term investment securities	1,837	1,710
Goodwill	2,962	2,740
Other	1,286	1,165
Total assets	18,797	17,708	$1,089	6.1%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	3,958	3,754
Trade accounts payable and accrued expenses	1,962	1,783
Book overdraft	277	306
Unearned revenues	172	213
Total current liabilities	6,369	6,056	$313	5.2%

Long-term debt	1,616	1,659
Future policy benefits payable	1,851	1,663
Other long-term liabilities	270	267
Total liabilities	10,106	9,645	$461	4.8%

Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 194,285,994 issued at September 30, 2012	32	32
Capital in excess of par value	2,079	1,938
Retained earnings	7,731	6,825
Accumulated other comprehensive income	397	303
Treasury stock, at cost, 36,062,239 shares at September 30, 2012	(1,548)	(1,035)
Total stockholders' equity	8,691	8,063	$628	7.8%
Total liabilities and stockholders' equity	$18,797	$17,708	$1,089	6.1%

Debt-to-total capitalization ratio	15.7%	17.1%

S-9

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions
	Three Months Ended September 30,
			Dollar	Percentage
	2012	2011	Change	Change
Cash flows from operating activities
Net income	$426	$445
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	78	74
Net realized capital gains	(6)	(2)
Stock-based compensation	14	12
Provision for (benefit from) deferred income taxes	3	(9)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	259	510
Other assets	14	(30)
Benefits payable	(39)	(85)
Other liabilities	70	190
Unearned revenues	(2,172)	1,800
Other	19	14
Net cash (used in) provided by operating activities	(1,334)	2,919	($4,253)	-145.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(212)	(3)
Purchases of property and equipment	(119)	(87)
Purchases of investment securities	(802)	(765)
Proceeds from maturities of investment securities	354	378
Proceeds from sales of investment securities	365	193
Net cash used in investing activities	(414)	(284)	($130)	-45.8%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(499)	37
Change in book overdraft	17	82
Common stock repurchases	(235)	(240)
Excess tax benefit from stock-based compensation	-	1
Dividends paid	(42)	(41)
Proceeds from stock option exercises and other	1	(23)
Net cash used in financing activities	(758)	(184)	($574)	-312.0%

(Decrease) increase in cash and cash equivalents	(2,506)	2,451
Cash and cash equivalents at beginning of period	3,869	1,568

Cash and cash equivalents at end of period	$1,363	$4,019

S-10

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions
	Nine Months Ended September 30,
			Dollar	Percentage
	2012	2011	Change	Change
Cash flows from operating activities
Net income	$1,030	$1,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	238	225
Net realized capital gains	(20)	(7)
Stock-based compensation	68	53
(Benefit from) provision for deferred income taxes	(6)	12
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	436	(77)
Other assets	(236)	(205)
Benefits payable	131	399
Other liabilities	121	392
Unearned revenues	(95)	1,820
Other	51	44
Net cash provided by operating activities	1,718	3,876	($2,158)	-55.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(288)	(14)
Purchases of property and equipment	(304)	(216)
Purchases of investment securities	(2,166)	(2,667)
Proceeds from maturities of investment securities	1,111	1,129
Proceeds from sales of investment securities	894	625
Net cash used in investing activities	(753)	(1,143)	$390	34.1%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(347)	225
Repayment of long-term debt	(36)	-
Change in book overdraft	(29)	(110)
Common stock repurchases	(513)	(541)
Excess tax benefit from stock-based compensation	21	12
Dividends paid	(124)	(41)
Proceeds from stock option exercises and other	49	68
Net cash used in financing activities	(979)	(387)	($592)	-153.0%

(Decrease) increase in cash and cash equivalents	(14)	2,346
Cash and cash equivalents at beginning of period	1,377	1,673

Cash and cash equivalents at end of period	$1,363	$4,019

S-11

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in millions

	Three Months Ended September 30,				Nine Months Ended September 30,

				Percentage				Percentage
	2012	2011	Difference	Change	2012	2011	Difference	Change
Benefit ratio
Retail	82.3%	78.7%	3.6%		84.6%	81.9%	2.7%
Employer Group	85.3%	83.5%	1.8%		83.1%	81.1%	2.0%
Other Businesses	83.4%	91.0%	-7.6%		93.1%	91.2%	1.9%
Consolidated	82.2%	80.7%	1.5%		83.7%	82.2%	1.5%

Operating cost ratio (C)
Retail	10.7%	11.2%	-0.5%		10.3%	10.1%	0.2%
Employer Group	15.6%	17.5%	-1.9%		16.0%	17.5%	-1.5%
Health and Well-Being Services	94.6%	96.3%	-1.7%		95.1%	96.1%	-1.0%
Other Businesses	25.2%	9.6%	15.6%		16.6%	9.3%	7.3%
Consolidated	14.7%	14.8%	-0.1%		14.3%	13.9%	0.4%

Detail of pretax income
Retail	$424	$541	($117)	-21.6%	$906	$1,261	($355)	-28.2%
Employer Group	$43	$46	($3)	-6.5%	$278	$293	($15)	-5.1%
Health and Well-Being Services	$148	$83	$65	78.3%	$411	$268	$143	53.4%
Other Businesses	$50	$29	$21	72.4%	$12	$83	($71)	-85.5%
Consolidated	$675	$699	($24)	-3.4%	$1,629	$1,922	($293)	-15.2%

S-12

Humana Inc.
Pharmacy Metrics
Script volume in thousands

	Three Months Ended September 30,				Nine Months Ended September 30,

	2012	2011	Difference		2012	2011	Difference

Generic Dispense Rate
Retail
Mail-Order	89.9%	87.2%	2.7%		88.9%	86.5%	2.4%
90-Day Retail	87.7%	83.7%	4.0%		86.7%	83.2%	3.5%
All Other	82.1%	77.7%	4.4%		80.5%	77.4%	3.1%
Total	85.3%	81.1%	4.2%		84.0%	80.6%	3.4%
Employer Group
Mail-order	76.4%	68.5%	7.9%		74.4%	67.6%	6.8%
90-Day Retail	83.1%	77.0%	6.1%		81.9%	76.3%	5.6%
All Other	74.7%	69.5%	5.2%		73.3%	69.4%	3.9%
Total Employer Group	77.2%	71.1%	6.1%		75.6%	70.7%	4.9%

				Percentage				Percentage
			Difference	Change			Difference	Change
Script volume
Retail
Mail-order	12,431	9,931	2,500	25.2%	36,795	27,677	9,118	32.9%
90-Day Retail	13,400	10,856	2,544	23.4%	38,457	31,384	7,073	22.5%
All Other	27,300	25,313	1,987	7.8%	82,320	75,720	6,600	8.7%
Total Retail	53,131	46,100	7,031	15.3%	157,572	134,781	22,791	16.9%

Employer Group
Mail-order	1,045	966	79	8.2%	3,034	2,893	141	4.9%
90-Day Retail	1,865	1,445	420	29.1%	4,904	4,186	718	17.2%
All Other	4,013	3,744	269	7.2%	11,561	11,562	(1)	0.0%
Total Employer Group	6,923	6,155	768	12.5%	19,499	18,641	858	4.6%

Total Retail and Employer Group	60,054	52,255	7,799	14.9%	177,071	153,422	23,649	15.4%

S-13

Humana Inc.
Membership Detail
In thousands
	Ending	Average 2Q12	Ending	Year-over-year Change		Ending	Sequential Change
	September 30, 2012		September 30, 2011	Amount	Percent	December 31, 2011	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	1,911.8	1,907.2	1,613.4	298.4	18.5%	1,640.3	271.5	16.6%
Medicare stand-alone PDPs	2,947.2	2,929.8	2,478.1	469.1	18.9%	2,540.4	406.8	16.0%
Individual commercial	443.4	443.5	424.0	19.4	4.6%	433.6	9.8	2.3%
Medicare Supplement	75.2	74.0	56.7	18.5	32.6%	59.6	15.6	26.2%
Total Retail	5,377.6	5,354.5	4,572.2	805.4	17.6%	4,673.9	703.7	15.1%

Employer Group
Medicare Advantage	367.9	366.9	287.9	80.0	27.8%	290.6	77.3	26.6%
Medicare Advantage ASO	27.8	27.8	27.6	0.2	0.7%	27.6	0.2	0.7%
Medicare stand-alone PDPs	4.4	4.4	4.2	0.2	4.8%	4.2	0.2	4.8%
Fully-insured medical commercial	1,204.5	1,203.0	1,181.3	23.2	2.0%	1,180.2	24.3	2.1%
ASO commercial	1,231.1	1,231.7	1,287.0	(55.9)	-4.3%	1,292.3	(61.2)	-4.7%
Total Employer Group	2,835.7	2,833.8	2,788.0	47.7	1.7%	2,794.9	40.8	1.5%

Other Businesses
Military Services	3,124.6	3,120.1	3,025.9	98.7	3.3%	3,028.1	96.5	3.2%
Medicaid and other	607.1	606.2	621.5	(14.4)	-2.3%	614.2	(7.1)	-1.2%
LI-NET (D)	73.9	73.5	74.6	(0.7)	-0.9%	73.5	0.4	0.5%
Total Other Businesses	3,805.6	3,799.8	3,722.0	83.6	2.2%	3,715.8	89.8	2.4%

Total Medical Membership	12,018.9	11,988.1	11,082.2	936.7	8.5%	11,184.6	834.3	7.5%

Specialty Membership:
Retail
Dental - fully-insured	685.3	675.4	564.7	120.6	21.4%	579.6	105.7	18.2%
Vision	113.8	110.0	79.3	34.5	43.5%	83.8	30.0	35.8%
Other supplemental benefits (E)	141.7	141.5	111.6	30.1	27.0%	119.1	22.6	19.0%
Total Retail	940.8	926.9	755.6	185.2	24.5%	782.5	158.3	20.2%

Employer Group
Dental - fully-insured	2,431.0	2,426.9	2,259.5	171.5	7.6%	2,283.9	147.1	6.4%
Dental - ASO	863.1	854.5	876.9	(13.8)	-1.6%	869.9	(6.8)	-0.8%
Vision	2,515.5	2,496.6	2,272.8	242.7	10.7%	2,329.6	185.9	8.0%
Other supplemental benefits (E)	1,279.0	1,270.0	1,010.1	268.9	26.6%	1,049.2	229.8	21.9%
Total Employer Group	7,088.6	7,048.0	6,419.3	669.3	10.4%	6,532.6	556.0	8.5%

Total Specialty Membership	8,029.4	7,974.9	7,174.9	854.5	11.9%	7,315.1	714.3	9.8%

S-14

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

					Per Member per Month (F)
	Three Months Ended September 30,				Three Months Ended September 30,
			Dollar	Percentage
	2012	2011	Change	Change	2012	2011

Premiums and Services Revenue
Retail:
Medicare Advantage	$5,203	$4,566	$637	14.0%	$909	$945
Medicare stand-alone PDPs	635	579	56	9.7%	$72	$79
Individual commercial	219	194	25	12.9%	$165	$155
Medicare Supplemental	36	27	9	33.3%	$162	$162
Specialty	45	33	12	36.4%	$16	$15
ASO & other services (B)	7	5	2	40.0%
Total Retail	6,145	5,404	741	13.7%

Employer Group:
Medicare Advantage	1,023	803	220	27.4%	$929	$933
Medicare stand-alone PDPs	2	2	-	0.0%
Fully-insured medical commercial	1,256	1,185	71	6.0%	$348	$335
Specialty	271	235	36	15.3%	$15	$14
ASO & other services (B)	91	93	(2)	-2.2%
Total Employer Group	2,643	2,318	325	14.0%

Health and Well-Being Services:
Pharmacy solutions	2,770	2,484	286	11.5%
Primary care services	311	277	34	12.3%
Home care services	62	21	41	195.2%
Integrated wellness services	57	45	12	26.7%
Total Health and Well-Being Services	3,200	2,827	373	13.2%

Other Businesses:
Military services (G)	155	968	(813)	-84.0%	$13	$181
LI-NET (D)	64	43	21	48.8%	$290	$190
Medicaid and other (H)	278	243	35	14.4%	$146	$130
Total Other Businesses	497	1,254	(757)	-60.4%

S-15

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

					Per Member per Month (F)
	Nine Months Ended September 30,				Nine Months Ended September 30,
			Dollar	Percentage
	2012	2011	Change	Change	2012	2011

Premiums and Services Revenue
Retail:
Medicare Advantage	$15,604	$13,646	$1,958	14.3%	$923	$947
Medicare stand-alone PDPs	1,967	1,737	230	13.2%	$76	$81
Individual commercial	645	552	93	16.8%	$162	$155
Medicare Supplemental	104	76	28	36.8%	$165	$162
Specialty	125	89	36	40.4%	$16	$15
ASO & other services (B)	19	12	7	58.3%
Total Retail	18,464	16,112	2,352	14.6%

Employer Group:
Medicare Advantage	3,059	2,363	696	29.5%	$941	$929
Medicare stand-alone PDPs	6	6	-	0.0%
Fully-insured medical commercial	3,745	3,601	144	4.0%	$349	$339
Specialty	793	698	95	13.6%	$14	$14
ASO & other services (B)	277	279	(2)	-0.7%
Total Employer Group	7,880	6,947	933	13.4%

Health and Well-Being Services:
Pharmacy solutions	8,536	7,347	1,189	16.2%
Primary care services	884	797	87	10.9%
Home care services	140	55	85	154.5%
Integrated wellness services	164	134	30	22.4%
Total Health and Well-Being Services	9,724	8,333	1,391	16.7%

Other Businesses:
Military services (G)	1,191	2,869	(1,678)	-58.5%	$64	$179
LI-NET (D)	203	196	7	3.6%	$305	$244
Medicaid and other (H)	795	711	84	11.8%	$142	$126
Total Other Businesses	2,189	3,776	(1,587)	-42.0%

S-16

Humana Inc.
Medicare Summary
Premiums in millions
Membership in thousands
					Per Member per Month (F)
	Three Months Ended September 30,		Year-over-year Change		Three Months Ended September 30,

	2012	2011	Amount	Percent	2012	2011
Premiums
Medicare Advantage	$6,226	$5,369	$857	16.0%	$913	$943
Medicare stand-alone PDPs	701	624	77	12.3%	$78	$82
Total Medicare	$6,927	$5,993	$934	15.6%

					Per Member per Month (F)
	Nine Months Ended September 30,		Year-over-year Change		Nine Months Ended September 30,

	2012	2011	Amount	Percent	2012	2011
Premiums
Medicare Advantage	$18,663	$16,009	$2,654	16.6%	$926	$944
Medicare stand-alone PDPs	2,176	1,939	237	12.2%	$82	$87
Total Medicare	$20,839	$17,948	$2,891	16.1%

	Ending	Ending	Year-over-year Change
	September 30, 2012	September 30, 2011	Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,279.7	1,901.3	378.4	19.9%
Medicare stand-alone PDPs	3,025.5	2,556.9	468.6	18.3%
Total Medicare	5,305.2	4,458.2	847.0	19.0%

S-17

Humana Inc.	Fair value
Investments
Dollars in millions
	9/30/2012	6/30/2012	12/31/2011
Investment Portfolio:
Cash & cash equivalents	$1,363	$3,869	$1,377
Investment securities	8,058	7,882	7,743
Long-term investments	1,837	1,783	1,710
Total investment portfolio	$11,258	$13,534	$10,830

Duration (I)	3.89	3.24	3.94
Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,363	$3,869	$1,377
U.S. Government and agency obligations
U.S. Treasury and agency obligations	563	553	725
U.S. Government residential mortgage-backed	1,908	1,921	1,751
U.S. Government commercial mortgage-backed	34	34	33
Total U.S. Government and agency obligations	2,505	2,508	2,509
Tax-exempt municipal securities
Pre-refunded	286	294	332
Insured	618	631	634
Other	1,961	1,946	1,874
Auction rate securities	13	15	16
Total tax-exempt municipal securities	2,878	2,886	2,856
Residential mortgage-backed
Prime residential mortgages	34	36	41
Alt-A residential mortgages	1	1	2
Sub-prime residential mortgages	1	1	1
Total residential mortgage-backed	36	38	44
Commercial mortgage-backed	658	448	381
Asset-backed securities	37	44	83
Corporate securities
Financial services	853	818	692
Other	2,928	2,923	2,888
Total corporate securities	3,781	3,741	3,580
Total investment portfolio	$11,258	$13,534	$10,830

S-18

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	September 30,	September 30,	December 31,
	2012	2011	2011
Detail of benefits payable
IBNR and other benefits payable (J)	$3,097	$2,742	$2,759
Unprocessed claim inventories (K)	380	419	280
Processed claim inventories (L)	339	174	209
Payable to pharmacy benefit administrator (M)	127	157	167
Benefits payable, excluding military services	3,943	3,492	3,415

Military services benefits payable (N)	15	376	339
Total Benefits Payable	$3,958	$3,868	$3,754

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2012	September 30, 2011	December 31, 2011
Year-to-date changes in benefits payable, excluding military services (O)

Balances at January 1	$3,415	$3,214	$3,214

Acquisitions	73	-	29

Incurred related to:
Current year	22,606	19,476	25,821
Prior years (P)	(235)	(318)	(372)
Total incurred	22,371	19,158	25,449

Paid related to:
Current year	(19,091)	(16,301)	(22,729)
Prior years	(2,825)	(2,579)	(2,548)
Total paid	(21,916)	(18,880)	(25,277)

Balances at end of period	$3,943	$3,492	$3,415

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2012	September 30, 2011	December 31, 2011
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$22,371	$19,158	$25,449
Military services benefit expense	908	2,512	3,247
Future policy benefit expense (Q)	190	91	127
Consolidated Benefit Expense	$23,469	$21,761	$28,823

S-19

Humana Inc.
Benefits Payable Statistics (R)

Receipt Cycle Time (S)
	2012	2011	Change	Percentage Change
1st Quarter Average	13.0	13.8	(0.8)	-5.8%
2nd Quarter Average	13.7	13.8	(0.1)	-0.7%
3rd Quarter Average	13.0	13.6	(0.6)	-4.4%
4th Quarter Average		14.0	n/a	n/a
Full Year Average	13.2	13.8

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
9/30/2010	$429	1,064	5.2
12/31/2010	$374	981	5.0
3/31/2011	$482	1,197	6.0
6/30/2011	$410	1,093	5.1
9/30/2011	$419	1,272	5.7
12/31/2011	$280	599	2.8
3/31/2012	$376	1,028	4.2
6/30/2012	$310	1,077	4.2
9/30/2012	$380	1,440	5.7

S-20

Humana Inc.
Benefits Payable Statistics (Continued) (R)

Days in Claims Payable (T)
Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
9/30/2010	57.8	1.6	2.8%
12/31/2010	53.5	(1.9)	-3.4%
3/31/2011	55.5	1.3	2.4%
6/30/2011	56.0	(1.0)	-1.8%
9/30/2011	54.2	(3.6)	-6.2%
12/31/2011	52.5	(1.0)	-1.9%
3/31/2012	50.1	(5.4)	-9.7%
6/30/2012	51.0	(5.0)	-8.9%
9/30/2012	51.6	(2.6)	-4.8%

Year-to-Date Change in Days in Claims Payable (U)
			2012	2011
DCP - beginning of period			52.5	53.5
Components of change in DCP:
Change in unprocessed claims inventories			1.0	(2.3)
Change in processed claims inventories			1.7	1.4
Change in pharmacy payment cutoff			(0.4)	0.6
Change in capitation/provider settlements			(3.3)	(0.7)
All other			0.1
DCP - end of period			51.6	52.5

S-21

Humana Inc. Footnotes to Statistical Schedules and Supplementary Information 3Q12 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	The operating cost ratio is defined as operating costs as a percent of total revenues excluding investment income.
(D)	LI-NET is the CMS Limited Income Newly Eligible Transition program, operated by Humana, to provide Part D prescription drug coverage for all uncovered Full Duals and SSI-only beneficiaries on a retroactive basis and all uncovered LIS eligible beneficiaries on a current basis.
(E)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(F)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(G)	Military services revenues are generally not contracted on a per-member basis.
(H)	Includes premiums associated with Medicaid and the closed block of long-term care as well as services revenue.
(I)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(J)	IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(K)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(L)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of operating functions such as audit and check batching and handling.
(M)	The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8th, 16th, and 24th of month) and the last day of the month.
(N)	Military services benefits payable primarily consist of IBNR and to a lesser extent risk share payables to the Department of Defense and liabilities to subcontractors.
(O)	The table excludes activity associated with military services benefits payable because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on the company's results of operations is reduced substantially, whether positive or negative.
(P)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company's estimate of medical claim reserves during the quarter.
(Q)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(R)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(S)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company's largest claim processing platforms represent approximately 93% of the company's fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(T)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period.
(U)	DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

S-22

CONTACT:
Humana Investor Relations
Regina Nethery, 502-580-3644
Rnethery@humana.com
or
Humana Corporate Communications
Tom Noland, 502-580-3674
Tnoland@humana.com